SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

PLUM CREEK TIMBER COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Notice of

2003 Annual Meeting

of Stockholders

and Proxy Statement

PLUM CREEK TIMBER COMPANY, INC.

Dear Stockholder:

It is a pleasure to invite you to Plum Creek’s Annual Meeting of Stockholders on Tuesday, May 6, 2003, beginning at 9:00 a.m. local time, at the Washington Athletic Club in Seattle, Washington. Driving instructions to the Washington Athletic Club can be found on the back cover of this document.

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, I urge you to vote your proxy as soon as possible. You can vote over the Internet, by telephone or by mailing back a proxy card. Voting in any of these ways will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these options. If you do attend the meeting in person, you will have the opportunity, if you desire, to change your vote at the meeting.

The agenda for the Annual Meeting includes the election of five (5) directors to serve until the 2004 Annual Meeting, consideration of one stockholder proposal (if it is properly presented at the meeting) and such other business as may properly come before the meeting. The Board of Directors recommends that you vote “FOR” the slate of director nominees and “AGAINST” the stockholder proposal. In addition to these specific matters, there will be a report on Plum Creek’s operations and you will have an opportunity to ask questions of general interest to stockholders.

If you have any questions concerning the Annual Meeting or either of the proposals, please contact our Investor Relations Department at (800) 858-5347 (within the United States and Canada) or (206) 467-3600 (outside the United States and Canada, call collect).

I look forward to seeing you on May 6th in Seattle.

Sincerely yours,

Rick R. Holley

President and Chief Executive Officer

PLUM CREEK TIMBER COMPANY, INC.

999 Third Avenue, Suite 2300

Seattle, Washington 98104-4096

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, MAY 6, 2003

NOTICE is hereby given of the Annual Meeting of Stockholders of Plum Creek Timber Company, Inc., a Delaware corporation (“Plum Creek” or the “Company”).

DATE, TIME AND LOCATION

The Annual Meeting will take place on Tuesday, May 6, 2003 at 9:00 a.m. local time, at the Washington Athletic Club located at 1325 Sixth Avenue, Seattle, Washington. Please refer to the map and the driving instructions on the back cover of this document for the location of the Washington Athletic Club.

AGENDA	The purposes of the Annual Meeting are:

	1.	To elect five (5) persons to serve on the Board of Directors for one-year terms expiring at the Annual Meeting of Stockholders to be held in 2004;

	2.	To consider and act upon a stockholder proposal (if it is properly presented at the meeting); and

	3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

RECORD DATE	You are entitled to vote on the matters presented at the Annual Meeting if you were a stockholder of record at the close of business on March 17, 2003.

VOTING

Please submit your proxy as soon as possible so that your shares can be voted at the meeting. Submitting the enclosed form of proxy will appoint Rick R. Holley, William R. Brown and James A. Kraft as your proxies. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For instructions, please refer to the proxy card.

If your Plum Creek stock is held in “street name” by a broker, bank or other nominee, you are not the record holder of the stock (and your name is not on the Company’s list of registered stockholders), but you are considered the beneficial owner of the stock, and these proxy materials are being forwarded to you by your broker, bank or other nominee record holder. If you hold your stock in street name and would like to vote in person at the meeting, you must bring with you a proxy, executed in your favor, from your broker, bank or other nominee record holder.

By Order of the Board of Directors

James A. Kraft

Senior Vice President, General Counsel and Secretary

March 25, 2003

i

PLUM CREEK TIMBER COMPANY, INC.

999 Third Avenue, Suite 2300

Seattle, Washington 98104-4096

PROXY STATEMENT FOR THE 2003 ANNUAL MEETING OF

STOCKHOLDERS

To Be Held on May 6, 2003

The Date of this Proxy Statement is March 25, 2003.

PROXIES IN THE FORM ENCLOSED ARE SOLICITED BY THE BOARD OF DIRECTORS OF PLUM CREEK TIMBER COMPANY, INC. TO BE VOTED AT THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 6, 2003, AT 9:00 A.M. LOCAL TIME, AND AT ANY ADJOURNMENT THEREOF, FOR THE PURPOSES SET FORTH IN THE ATTACHED NOTICE OF ANNUAL MEETING OF STOCKHOLDERS. PLUM CREEK ANTICIPATES THAT THE NOTICE, THIS PROXY STATEMENT AND THE FORM OF PROXY ENCLOSED WILL FIRST BE SENT TO ITS STOCKHOLDERS ON OR ABOUT APRIL 4, 2003.

SOLICITATION OF PROXY AND REVOCABILITY

This Proxy Statement is furnished to stockholders of Plum Creek Timber Company, Inc., a Delaware corporation (“Plum Creek” or the “Company”) in connection with the Board of Directors’ solicitation of proxies to be voted at the Company’s Annual Meeting of Stockholders on May 6, 2003, or any adjournment thereof (the “Annual Meeting”). Proxies in the form enclosed which are properly executed and returned to the Company or voted by telephone or Internet, and not later revoked, will be voted at the Annual Meeting in accordance with the instructions specified on the proxy card. Proxies received without specific voting instructions, unless revoked before exercised, will be voted:

•	“For” each of the nominees for director listed in these materials and on the proxy; and

•	“Against” the stockholder proposal.

Any person giving a proxy may revoke it at any time prior to its exercise. A proxy may be revoked by either filing an instrument of revocation with the Company’s Secretary, voting by telephone or Internet at a later date, or signing and submitting another proxy card with a later date. A proxy may also be revoked by voting in person at the meeting. If your shares of Plum Creek common stock are held in street name (in the name of a bank, broker or other nominee as the holder of record), you must obtain a proxy, executed in your favor, from the nominee holder of record to be able to vote in person at the Annual Meeting.

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxies, and any additional material that may be furnished to stockholders. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, the Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares of Plum Creek common stock. In addition to solicitation by mail, Directors, officers, or other employees of the Company, without extra remuneration, may solicit proxies in person or by telephone or facsimile. Georgeson Shareholder Communications, Inc. will assist Plum Creek in the solicitation of proxies for a fixed fee of $8,000 and reasonable out-of-pocket expenses, to be paid by the Company.

In accordance with Rule 14a-3(e)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the Company receives instructions to the contrary, only one copy of the Company’s 2002 Annual Report and 2003 Annual Meeting Proxy Statement will be delivered to multiple stockholders sharing the same address. Upon written or oral request of any stockholder residing at a shared address to which a single copy of the 2002 Annual Report and 2003 Annual Meeting Proxy Statement was delivered, the Company hereby undertakes to deliver promptly to such stockholder a separate copy of such documents. Any such request may be made by telephone or in writing as follows: if by Telephone, call (800) 858-5347 (within the United States and Canada) or (206) 467-3600 (outside the United States and Canada, call collect); if in writing, address notifications to Investor Relations Department, 999 Third Avenue, Suite 2300, Seattle, Washington, 98104-4096. Stockholders sharing an address who would prefer to receive only one copy of the Company’s annual report or proxy statement in the future, or who would prefer to receive separate copies of such documents in the future, may notify the Company of their preference by following the instructions immediately above.

VOTE REQUIRED AND METHOD OF COUNTING VOTES

Under Delaware law and the Company’s Amended and Restated Bylaws, the presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of a majority of the outstanding shares of stock entitled to vote at the meeting constitutes a quorum for the transaction of business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee, as record holder of shares of stock for a beneficial owner, votes on at least one proposal but not on another because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Each share of Plum Creek common stock entitles the holder to one vote on each of the two proposals to be presented at the Annual Meeting.

For Proposal 1, the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Checking the box that withholds authority to vote for a nominee is the equivalent of abstaining. The five (5) nominees who receive the greatest number of votes cast for the election of directors by shares that are entitled to vote and are present in person or by proxy at the Annual Meeting will be elected directors. In an uncontested plurality election, such as this, abstentions and broker non-votes have no effect, because approval by a specified percentage of shares outstanding or present at the meeting is not required.

For Proposal 2, the stockholder proposal, the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required. An abstention or a broker non-vote will, therefore, have the same effect as a vote against the proposal.

PROPOSAL 1

Election of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Pursuant to the Delaware General Corporation Law (“Delaware Law”) and the Company’s Amended and Restated Bylaws, the business, property and affairs of Plum Creek are managed under the direction of the Board of Directors. Members of the Board are kept informed of Plum Creek’s business through discussions with Plum Creek’s officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Plum Creek’s current nine-member Board of Directors is no longer classified. At the Special Meeting of Stockholders on August 15, 2001, an amendment to the Company’s Certificate of Incorporation was approved that eliminated the requirement that the Board of Directors be divided into three classes, with a class elected each year for a three-year term of office. With the elimination of the classified board, every director who will be elected to the Board of Directors shall serve a one-year term of office expiring at the next annual meeting of stockholders, or until their successor is elected. However, the amendment eliminating the requirement for a classified board did not affect the current term of any member of the Board of Directors. Therefore, those directors whose terms were then set to expire in 2004 will serve until the end of their respective terms.

The Board of Directors is authorized under the Company’s Amended and Restated Bylaws to set, by resolution, the number of directors that comprises the Board of Directors. The Board intends to pass a resolution reducing the authorized number of directors from nine to seven, effective immediately upon the election of directors at the Annual Meeting of Stockholders. In connection with this reduction, William Patterson and Joe Beverly, whose terms of office expire at the Annual Meeting of Stockholders, have not been nominated for re-election.

The five directors whose terms expire in 2003 and have been nominated for election to one-year terms of office expiring at the 2004 Annual Meeting, or until their successors are elected, are Rick Holley, Ian Davidson, Hamid Moghadam, John Scully and Stephen Tobias. The remaining two directors whose terms expire in 2004 will continue to serve out their respective terms.

In the absence of instructions to the contrary, the proxy holders will vote the proxies received by them for the election of Messrs. Holley, Davidson, Moghadam, Scully and Tobias. Discretionary authority is reserved to cast votes for the election of a substitute should any of the nominees be unable or unwilling to serve as a director. Each of the nominees has agreed to serve as a director if elected, and the Company believes that each of them will be available to serve.

The names and ages of the nominees and the other directors and their principal occupations or employment during the past five years are set forth below.

Nominees for Election to One-Year Terms Expiring at the 2004 Annual Stockholder Meeting:

Rick R. Holley	51

Mr. Holley was elected to the Board of Directors of the Company on July 1, 1999 and has served as the Company’s President and Chief Executive Officer since July 1, 1999, the date of our conversion from a master limited partnership to a Real Estate Investment Trust, or REIT. Mr. Holley served from January 1994 through July 1999 as the President and Chief Executive Officer of Plum Creek Management Company, L.P. (the “Management Partnership”), the former general partner of Plum Creek Timber Company, L.P., the former master limited partnership and predecessor to our current operating partnership. From January 1994 through July 1999, Mr. Holley also served as a director of PC Advisory Corp I (“Corp I”), the former general partner of the Management Partnership.

Ian B. Davidson	71

Mr. Davidson served as a director of Corp I from December 1992 through July 1999, and was elected to the Board of Directors of the Company on July 1, 1999. Mr. Davidson is the chairman of the board of directors of Davidson Companies, the holding company that owns the brokerage firm D.A. Davidson & Co.

Hamid R. Moghadam	46

Mr. Moghadam was elected to the Board of Directors of the Company on July 1, 1999. He is the Chief Executive Officer of AMB Property Corporation and chairman of its board of directors. Mr. Moghadam is also one of the founders of AMB (in 1983), which is one of the largest public REITs in the country focusing on high throughput distribution properties.

John H. Scully	58

Mr. Scully served as a director of Corp I from November 1992 through July 1999, and was elected to the Board of Directors of the Company on July 1, 1999. Mr. Scully’s principal occupation is acting as a managing director of SPO Partners & Co., a private investment firm that was an affiliate of the Management Partnership. Mr. Scully also serves as a director for ProQuest Company.

Stephen C. Tobias	58

Mr. Tobias was appointed to the Board of Directors of the Company in October 2001. Mr. Tobias has served as the Vice Chairman and Chief Operating Officer of Norfolk Southern Corporation since July 1998, and as the Vice President of Norfolk Southern Railway Company since May 30, 2000, having served prior thereto as Executive Vice President-Operations of Norfolk Southern Corporation and Vice President and Chief Operating Officer of Norfolk Southern Railway Company. Mr. Tobias also serves as a director of Norfolk Southern Railway Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES. UNLESS INDICATED OTHERWISE ON THE ENCLOSED PROXY CARD, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Continuing Directors—Terms Expiring at the 2004 Annual Stockholder Meeting:

David D. Leland	67

Mr. Leland served as a director and chairman of the board of Corp I from December 1992 through July 1999. From December 1992 to December 1993, Mr. Leland also served as the President and Chief Executive Officer of the Management Partnership. Mr. Leland was elected to the Board of Directors of the Company as Chairman on July 1, 1999.

John G. McDonald	65

Professor McDonald was elected to the Board of Directors of the Company on July 1, 1999. Professor McDonald is the IBJ Professor of Finance in the Graduate School of Business at Stanford University, where he has been a faculty member since 1968. Professor McDonald also serves as a director of Varian, Inc.; Scholastic Corp.; iStar Financial, Inc.; Capstone Turbine Corporation; and eight mutual funds managed by Capital Research and Management Company.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors held four regularly scheduled meetings and three special meetings in 2002.

Compensation Committee

The Compensation Committee of the Board held two meetings during fiscal year 2002. The Compensation Committee is responsible for reviewing and evaluating compensation policies and plans and recommending such policies and plans for Board approval, including the compensation policies and plans for the Company’s executive officers. The Compensation Committee is also responsible for making recommendations to the Board concerning amendments to the compensation plans and, in certain instances, making amendments to such plans. The current members of this committee are Messrs. Patterson (Chairman), Moghadam and Tobias.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board, which held two meetings during fiscal year 2002, is responsible for both overseeing and coordinating many of the Company’s corporate governance practices and making recommendations to the Board on nominees to be designated by the Board for election as directors. The current members of this committee are Messrs. Leland (Chairman), Moghadam and Scully.

The Corporate Governance and Nominating Committee will consider nominee recommendations from stockholders. Stockholder recommendations must be in writing and addressed to the Chairman of the Corporate Governance and Nominating Committee, c/o Corporate Secretary, Plum Creek Timber Company, Inc., 999 Third

Avenue, Suite 2300, Seattle, Washington, 98104-4096. If a stockholder intends to make a nomination at any Annual Meeting, the Company’s Amended and Restated Bylaws require that the stockholder deliver written notice to the Company not more than 90 days nor less than 60 days prior to the anniversary date of the Company’s previous year’s Annual Meeting of stockholders. The notice must set forth, among other things: (1) the name and address of the stockholder who intends to make the nomination; (2) the name, age, address and principal occupation of the proposed nominee or nominees; (3) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) the consent of each proposed nominee to serve as a director of the Company if so elected; and (5) the number of shares of common stock of the Company owned by the notifying stockholder and by the proposed nominee or nominees. These bylaw provisions afford the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications.

Audit and Compliance Committee

During fiscal year 2002, the Audit and Compliance Committee of the Board met six times. The Audit and Compliance Committee acts pursuant to a written charter, a copy of which is attached hereto as Appendix A. The charter was originally adopted by the Board during fiscal year 2000, and was revised during fiscal year 2003. This committee has the responsibility to appoint and oversee the independent public accountants, to review and approve the scope of the annual audit, to interview the independent public accountants for review and analysis of the Company’s financial systems and controls, and to review the independence of, and pre-approve any non-audit services provided by, the independent public accountants.

The Board of Directors determined that the members of the Audit and Compliance Committee were independent in accordance with the New York Stock Exchange listing standards. Current members of the Audit and Compliance Committee are Messrs. Davidson (Chairman), Beverly, Leland and McDonald.

Report of the Audit and Compliance Committee

In connection with the Audit and Compliance Committee’s review of the Company’s financial statements for the year ended December 31, 2002:

1.	The Audit and Compliance Committee has reviewed and discussed the audited financial statements with management of the Company;

2.	The Audit and Compliance Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61;

3.	The Audit and Compliance Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence; and

4.	Based on the review and discussions of the above three items, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Ian B. Davidson — Chairman

Joe E. Beverly, David D. Leland and John G. McDonald

DIRECTOR COMPENSATION

Each non-employee director receives an annual fee of $40,000 and no per-meeting compensation for meetings attended (including committee meetings), along with 3,000 stock options and an equal number of dividend equivalent rights. The stock options vest in equal amounts over four years, carry an exercise price equal to the fair market value of the Company’s common stock on the date of grant and have a 10-year term. Dividend equivalent rights represent the right, subject to the attainment of certain Company performance goals, to receive a payment equal in value to the per-share dividend paid over a five-year period by the Company multiplied by the number of unexercised stock options.

The Chairman of the Board and each committee chairman receive an additional annual fee of $5,000 for serving in such capacities. In addition, each director was reimbursed for expenses incurred in connection with attending Board and committee meetings. Directors may also elect to take their Board fees in common stock of the Company and may defer all or part of their compensation.

Certain incidental expenses were paid on behalf of the Chairman of the Board, Mr. David Leland, which totaled $32,350 for 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s common stock as of March 25, 2003 for each director, each named executive officer and the directors and executive officers as a group. As of March 25, 2003, there was no person or entity known to the Company to beneficially own more than 5% of the Company’s common stock. The address of each person is c/o Plum Creek Timber Company, Inc., 999 Third Avenue, Suite 2300, Seattle, Washington, 98104-4096.

Name of Individual or Identity of Group	Number of Shares Beneficially Owned		Percent of Class

Directors

Joe E. Beverly	1,750	(a)	*
Ian B. Davidson	26,458	(b)	*
Rick R. Holley	537,530	(c)	*
David D. Leland	76,750	(d)	*
John G. McDonald	2,750	(e)	*
Hamid R. Moghadam	7,342	(f)	*
William J. Patterson	169,565	(g)	*
John H. Scully	1,165,980	(h)	*
Stephen C. Tobias	1,772	(i)	*

Named Executive Officers

William R. Brown	84,424	(j)	*
Michael J. Covey	64,691	(k)	*
James A. Kraft	97,276	(l)	*
Thomas M. Lindquist	36,499	(m)	*
Directors & Executive Officers as a Group (17 persons including those named above)	2,230,341		1.2%

*	Represents less than 1.0% of the outstanding shares of common stock, based on 184,974,662 shares of common stock outstanding as of March 25, 2003.

(a)	Includes 750 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2003.

(b)	Includes 300 shares of common stock owned by Mr. Davidson’s wife. Also includes 750 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2003.

(c)	Includes 149,544 shares of common stock, receipt of which has been deferred pursuant to an election under an employee benefits plan, and 150,000 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2003. Also includes 194,927 shares of common stock held by two employee benefits trusts with respect to which Mr. Holley, as President and Chief Executive Officer of the Company, has voting and dispositive power. Mr. Holley disclaims beneficial ownership of these 194,927 shares of common stock.

(d)	Includes 18,000 shares of common stock held by Mr. Leland’s wife. Also includes 750 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2003.

(e)	Includes 750 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2003.

(f)	Includes 6,593 shares of common stock, receipt of which has been deferred pursuant to an election under a director stock ownership and deferral plan. Also includes 750 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2003.

(g)	Includes 750 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2003.

(h)	Includes 5,000 shares of common stock held in an individual retirement account and 1,160,230 shares of common stock held in a trust over which Mr. Scully has voting and dispositive power. Also includes 750 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2003.

(i)	Includes 1,022 shares of common stock, receipt of which has been deferred pursuant to an election under a director stock ownership and deferral plan. Also includes 750 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2003.

(j)	Includes 30,378 shares of common stock, receipt of which has been deferred pursuant to an election under an employee benefits plan. Also includes 50,000 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2003.

(k)	Includes 16,638 shares of common stock, receipt of which has been deferred pursuant to an election under an employee benefits plan. Also includes 46,250 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2003.

(l)	Includes 64,352 shares of common stock, receipt of which has been deferred pursuant to an election under an employee benefits plan. Also includes 27,125 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2003.

(m)	Includes 8,750 shares of common stock issuable under stock options exercisable within sixty days of March 25, 2003.

EXECUTIVE COMPENSATION

The following table sets forth a summary of compensation for the three fiscal years ended December 31, 2002 for the President and Chief Executive Officer and the Company’s four other most highly compensated executive officers for services rendered in all capacities. Compensation amounts are on an accrual basis and include amounts deferred at the officer’s election.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards
Name & Principal Position	Year	Salary ($)	(a) Bonus ($)	(b) Other Annual Compensation ($)	(c) Restricted Stock Awards ($)	Securities Underlying Options (#)	(d) All Other Compensation ($)
Rick R. Holley	2002	$700,000	$820,500			100,000	$38,857
President and Chief Executive Officer	2001	$575,000	$747,500			100,000	$15,961
	2000	$520,000	$480,200	$186,474		100,000	$9,370

Michael J. Covey	2002	$350,000	$300,000	$3,315		35,000	$18,974
Executive Vice President	2001	$268,755	$300,000	$99,768		30,000	$12,226
	2000	$209,375	$162,000	$12,847		30,000	$8,261

Thomas M. Lindquist	2002	$275,000	$260,000		$280,757	35,000	$13,870
Executive Vice President,	2001				$283,500
Real Estate and Strategic Business Development

William R. Brown	2002	$275,000	$256,000			35,000	$17,511
Executive Vice President and Chief Financial Officer	2001	$262,500	$262,500			30,000	$12,996
	2000	$250,000	$179,500	$20,204		35,000	$8,580

James A. Kraft	2002	$268,000	$249,000			20,000	$16,254
Senior Vice President,	2001	$258,000	$258,000			18,000	$11,866
General Counsel and Secretary	2000	$248,042	$173,600	$83,624		17,500	$8,498

(a)	The amounts under the Bonus column of the Summary Compensation Table represent cash payments under the Plum Creek Annual Incentive Plan.

(b)	The amount under the Other Annual Compensation column of the Summary Compensation Table for 2002 represents reimbursement for certain taxes incurred in connection with a relocation expense reimbursement. The amount for 2001 includes perquisites in the amount of $48,887 for reimbursement of relocation expenses and $36,804 for certain taxes incurred in connection with such relocation expense reimbursement. The amounts for 2000 represent reimbursement for certain taxes incurred in connection with the termination of the supplemental thrift portion of the Plum Creek Supplemental Benefits Plan.

(c)	The amounts under the Restricted Stock Awards column of the Summary Compensation Table represent the market value of restricted shares of Plum Creek common stock based on the closing price of the stock on the respective dates of grant. As of December 31, 2002, Mr. Lindquist had been awarded 19,312 restricted shares of Plum Creek common stock, representing an aggregate market value of $455,763 based on the closing price of the stock on December 31, 2002. The restrictions on these shares of common stock lapse on December 31, 2004, and each share earns dividends as they are declared and paid by the Board of Directors.

(d)	The amounts under the All Other Compensation column of the Summary Compensation Table for the year 2002 include matching thrift contributions in the Plum Creek qualified Thrift and Profit Sharing Plan and interest accrued during 2002 on earned dividend equivalent rights related to vested stock options. Matching thrift contributions for 2002 for Messrs. Holley, Covey, Lindquist, Brown and Kraft were $14,375, $11,630, $13,870, $9,142 and $11,950, respectively. Interest accrued during 2002 on earned dividend equivalent rights related to vested stock options for Messrs. Holley, Covey, Lindquist, Brown and Kraft were $24,482, $7,344, $0, $8,369 and $4,304, respectively.

Grants of Stock Options in 2002

The following table sets forth information on stock option grants during the fiscal year 2002 to the named executive officers. The options set forth in the table below were granted on January 24, 2002.

Name	(a) Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	(b) Grant Date Present Value
Rick R. Holley	100,000	22.0%	$29.70	1/24/12	$433,000
Michael J. Covey	35,000	7.8%	$29.70	1/24/12	$151,550
Thomas M. Lindquist	35,000	7.8%	$29.70	1/24/12	$151,550
William R. Brown	35,000	7.8%	$29.70	1/24/12	$151,550
James A. Kraft	20,000	4.4%	$29.70	1/24/12	$ 86,600

(a)	Each of the options reflected in this table was granted to the respective named executive officer under the Plum Creek 2000 Stock Incentive Plan. Each stock option has a ten-year term, an exercise price equal to the fair market value of the Company’s common stock on the date of grant and vests in equal amounts over four years.

Dividend equivalent rights have been granted in tandem with each option granted to the named executive officer. Under the terms of the Stock Incentive Plan, dividend equivalent rights represent the right, subject to the attainment of certain Company performance goals, to receive a payment equal in value to the per-share dividend paid over a five-year period by the Company multiplied by the number of unexercised stock options. Each year during the five-year performance period, a participant may earn for each dividend equivalent right an amount equal to the Company’s current year dividend plus prior year unearned dividends if the Company’s total stockholder return, on an annualized basis, equals or exceeds 13% for 15 trading days out of any 30 trading day period in any given year. The total stockholder return computation consists of the Company’s stock price appreciation plus dividends paid. Payments related to the achievement of any performance goal will be made at the end of the five-year performance period, and will be made half in cash and half in Plum Creek common stock. If a participant terminates employment prior to the end of the five-year performance period, a cash payment will be made for any performance goals achieved in connection with vested stock options through the last day of employment. Payment related to unvested stock options and performance goals achieved after termination of employment are forfeited. As of December 31, 2002, the following amounts had been earned by Messrs. Holley, Covey, Lindquist, Brown and Kraft, respectively, in connection with dividend equivalent rights related to the vested portion of stock options: $439,500, $131,850, $0, $148,400 and $77,455.

(b)	The value has been calculated using the Black-Scholes stock option valuation methodology. The applied model used the grant date of January 24, 2002 and an option price of $29.70. It also assumed a risk-free rate of return of 4.79%, a dividend yield of 7.68%, and a stock price volatility of 30.8%. Options have an exercise period of ten years, but the estimated effective option life is approximately seven years, taking into account the four-year vesting schedule.

Aggregate Option Exercises in 2002 and Year-End Option Values

The following table sets forth information on the exercise of stock options during fiscal year 2002 by each of the named executive officers and the value of unexercised options at December 31, 2002.

	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Rick R. Holley			75,000	225,000	$0	$0
Michael J. Covey			22,500	72,500	$0	$0
Thomas M. Lindquist			0	35,000	$0	$0
William R. Brown			25,000	75,000	$0	$0
James A. Kraft			13,250	42,250	$0	$0

Long Term Incentive Plan Awards

Value Management Awards Table

The following table sets forth information about certain value management awards granted to each of the named executive officers on January 24, 2002 under the Plum Creek 2000 Stock Incentive Plan.

Name	Number of Units	Performance Period Until Maturation
Rick R. Holley	22,000	12/31/04
Michael J. Covey	8,000	12/31/04
Thomas M. Lindquist	6,000	12/31/04
William R. Brown	6,000	12/31/04
James A. Kraft	4,000	12/31/04

A value management award is an incentive compensation award that is contingent upon achievement of specified performance goals during a three-year performance period. These performance goals are determined by the Compensation Committee of the Board of Directors, and are tied directly to total stockholder return relative to a peer group of forest product companies selected by the Compensation Committee. As defined in the Plum Creek 2000 Stock Incentive Plan, total stockholder return is a computation consisting of stock price appreciation (or depreciation) plus dividends paid, as calculated by the Compensation Committee in its reasonable discretion. Value management awards are earned in whole or in part based on a sliding scale. No value management award is earned if the Company’s total stockholder return is below the 50th percentile of the peer group. Two times the face value of the value management award is earned if the corporation’s total stockholder return is at or above the 75th percentile.

For each value management award granted to Messrs. Holley, Covey, Brown, Lindquist and Kraft, the Compensation Committee has specified a $100 per unit face value and the following performance goals and corresponding award amounts:

Total Stockholder Return	Value Management Award Earned
At or above the 75th percentile	200% of face value
Between the 50th and 75th percentiles	Sliding scale between 0 and 200%
Below the 50th percentile	0% of face value

Upon a determination by the Compensation Committee that the performance goals have been achieved, appropriate amounts (as determined pursuant to each award and the Plum Creek 2000 Stock Incentive Plan) will be credited to each named executive officer and will earn interest at a market rate selected from time to time by the Compensation Committee. Unless otherwise determined by the Compensation Committee, amounts credited to each recipient will be paid out 50% at the beginning of the 4th year following grant of the award and 50% at the beginning of the 5th year following grant of the award. Each installment is paid 50% in cash and 50% in Plum Creek common stock.

Pension Plan

Estimated annual benefit levels under the Plum Creek pension plan (“Pension Plan”), based on earnings and years of credited service at age 65, are as follows:

Final Average Earnings	Years of Credited Service
	15	20	25	30
$ 100,000	$ 21,825	$ 29,100	$ 36,375	$ 43,650
$ 300,000	$ 69,825	$ 93,100	$116,475	$139,650
$ 500,000	$117,825	$157,100	$196,475	$235,650
$ 700,000	$165,825	$221,100	$276,475	$331,650
$ 900,000	$213,825	$285,100	$356,475	$427,650
$1,100,000	$261,825	$349,100	$436,475	$523,650
$1,300,000	$309,825	$413,100	$516,475	$619,650
$1,500,000	$357,825	$477,100	$596,475	$715,650
$1,700,000	$405,825	$541,100	$676,475	$811,650
$1,900,000	$453,825	$605,100	$756,375	$907,650

Benefit accruals under the Pension Plan are based on the gross amount of salary and incentive bonuses, but excluding all commissions and other extra or added compensation or benefits of any kind or nature. Also excluded is the value of any payout of a value management award or dividend equivalent right. Benefit amounts in the table above are shown as a single life annuity at age 65.

The Pension Plan formula for retirement at age 65 is 1.1% of the highest five consecutive-year average earnings, plus 0.5% of the highest five consecutive-year average earnings in excess of one-third of the OASDI taxable wage base in effect during the year of termination, times the number of years of credited service up to a maximum of 30 years. An early retirement supplement equal to 1% of the highest five consecutive-year average earnings up to one-third of the OASDI taxable wage base in effect in the year of termination, times the number of years of credited service up to a maximum of 30 years, is payable until age 62. Both the basic benefit and the supplement benefit are reduced by 2% for each year the employee’s actual retirement date precedes the date the employee would have attained age 65, or the date the employee could have retired after attaining age 60 with 30 years of credited service, if earlier. In addition, the basic benefit and the supplemental benefit will be reduced by:

•	any previously distributed benefits earned under the Burlington Resources Inc. Pension Plan, in which participation was terminated on December 31, 1992 for the officers of the former general partner of the Company; and

•	any previously distributed units earned between 1991 and 1993 under the Plum Creek Management Company Key Employee Unit Award Plan as set forth in the Plum Creek Key Employee Supplemental Pension Plan.

Years of service under the Pension Plan at age 65 for Messrs. Holley, Covey, Lindquist, Brown and Kraft would be 30, 30, 24, 26 and 30, respectively. Years of service under the Pension Plan as of December 31, 2002 for Messrs. Holley, Covey, Lindquist, Brown and Kraft were 20, 20, 1, 12 and 19, respectively.

In lieu of the benefit described above, an enhanced benefit will be payable to Mr. Holley if he retires after attaining age 55. This enhanced benefit equals 50% of his highest five consecutive-year average earnings at age 55, increased by 2% for each year Mr. Holley continues working beyond age 55 (to a maximum of 5 years), and reduced by the previously distributed benefits under the Burlington Resources Inc. Pension Plan and Mr. Holley’s estimated primary Social Security benefit. Estimated annual enhanced benefit levels are as follows:

Final Average Earnings	Retirement Age
	55	60	65
$ 100,000	$ 50,000	$ 60,000	$ 60,000
$ 300,000	$150,000	$ 180,000	$ 180,000
$ 500,000	$250,000	$ 300,000	$ 300,000
$ 700,000	$350,000	$ 420,000	$ 420,000
$ 900,000	$450,000	$ 540,000	$ 540,000
$1,100,000	$550,000	$ 660,000	$ 660,000
$1,300,000	$650,000	$ 780,000	$ 780,000
$1,500,000	$750,000	$ 900,000	$ 900,000
$1,700,000	$850,000	$1,020,000	$1,020,000
$1,900,000	$950,000	$1,140,000	$1,140,000

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Mr. Lindquist is a party to a contract with the Company governing the terms of his employment as an executive officer. In addition to establishing his base salary and bonus potential, the contract provided for an initial grant of 35,000 stock options (including an equal number of dividend equivalent rights) and 1,500 value management award units, along with 19,312 shares of restricted Plum Creek common stock. The shares of restricted stock carry a three-year vesting period and were granted both as part of the recruiting process and in lieu of forgone bonus and long-term incentive payments from his previous employer. Mr. Lindquist is also eligible to receive a discretionary stock incentive award at the end of his third year of employment with the Company, not to exceed $250,000 in value, depending upon individual performance and contribution to the Company. If Mr. Holley were no longer employed by the Company at the end of the three-year performance period, Mr. Lindquist would be entitled to receive shares of the Company’s common stock at least equal in value to $100,000.

Mr. Lindquist is also a party to an executive agreement with the Company that provides for his receipt of certain payments upon the occurrence of specified events during the first two years of his employment. If, during the two-year period beginning December 31, 2001, Mr. Lindquist were to be terminated without cause, or there were to occur a change-in-control of the Company, then the Company would be obligated to pay Mr. Lindquist the equivalent of one-year’s base salary (at the level in effect on the date of any such termination) and an amount equal to the bonus paid for the prior calendar year. In addition, all outstanding stock options would become vested and the restrictions on any shares of restricted stock would lapse if either triggering event were to occur.

Each of the named executive officers and directors of the Company is a participant in the Plum Creek 2000 Stock Incentive Plan, which contains specific termination and change-in-control provisions. According to the terms of the plan, if a plan participant were terminated by the Company within one year following a change-in-control of the Company for any reason other than cause, death or disability, or if a plan participant were to resign for good reason (as defined in the plan) within one year following a change-in-control of the Company, then: (1) all unvested stock options held by the plan participant would become fully vested and exercisable; (2) all dividend equivalent rights previously credited to the plan participant would be paid to the participant within ten (10) business days of such termination; and (3) the maximum performance goal measure for each value management award would be deemed to have been achieved, and a pro rata amount (based on the number of months elapsed with respect to each performance period) of each award would be paid in cash to the plan participant within ten (10) business days of such termination.

RELATED PARTY TRANSACTIONS

None.

INDEBTEDNESS OF MANAGEMENT

None.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has any compensation committee interlocks or other insider participation to report. Messrs. Patterson (Chairman), Moghadam and Tobias served as members of the Compensation Committee during the Company’s fiscal year ended December 31, 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors, consisting entirely of independent non-employee directors, has furnished the following report on executive compensation:

Compensation Philosophy

The philosophy of the Company’s compensation programs is to enhance the Company’s performance and stockholder value by aligning the financial interests of the Company’s executives and senior managers with those of its stockholders, while keeping the overall compensation package competitive. This philosophy is implemented by providing competitive base salaries as well as annual incentives. The annual incentive plan is based primarily on achievement of financial goals for the Company, including net income and free cash flow (generally defined as cash flow before dividend payments). The long-term incentive plan is based on both absolute and relative total stockholder return measures (with relative performance compared to the Company’s peer group). The compensation package for officers includes a number of components that are designed to align individual compensation with the short-term and long-term performance of the Company. The compensation package for each of the officers in 2002 consisted of four elements: (1) base salary, (2) annual incentive-based bonus (3) long-term incentive plan and (4) various other benefits.

Base Salary

It is the Company’s objective to pay base salaries at levels that are competitive (at or near the median) with those paid to senior executives of companies in the forest products industry. In addition, industry, peer group and national survey results are also considered in making salary determinations. The Company believes that this is necessary to attract and retain the executive management required to lead the Company. Salaries are reviewed annually in connection with performance reviews. Rick Holley, as President and Chief Executive Officer, reviews the other executives’ performances on an annual basis and makes salary recommendations to the Compensation Committee. The Compensation Committee independently reviews these recommendations and approves, with any modifications it deems appropriate, the annual salary for each executive.

Annual Incentive, Stock Option and Performance Based Plans

In 1999 the Compensation Committee recommended, and the Board approved, adoption of the Plum Creek Annual Incentive Plan (the “AIP”) and the Plum Creek 2000 Stock Incentive Plan. The Stock Incentive Plan was presented to, and approved by, the Company’s stockholders at the Company’s 2000 Annual Meeting. The primary reason for adopting these plans was to provide a compensation program that attracts, retains and rewards executive talent.

Annual Incentive Compensation

Each officer was provided an opportunity during fiscal year 2002 to earn an annual incentive bonus under the AIP based upon the Company’s performance. The 2002 incentive bonus potential for the Company’s officers, other than the Chief Executive Officer, was 100% of each officer’s year-end base salary. The AIP bonus was calculated at year-end based on achievement of certain financial, management and strategic performance goals for the Company established by the Compensation Committee at the beginning of the fiscal year. The financial goals set for the 2002 fiscal year were based on net income and free cash flow. At the end of the fiscal year, the Compensation Committee reviewed the Company’s performance against these pre-established goals, and used the results of this review process to determine each officer’s AIP bonus amount. Excluding the Chief Executive Officer, the percentage amount of incentive bonus potential earned by the Company’s officers for 2002 ranged from 86% to 100% of year-end base salary and was paid entirely in cash.

Stock Incentive Plan

The Stock Incentive Plan provides for the grant of stock options, dividend equivalent rights and value management awards. Dividend equivalent rights represent the right to receive a payment equal in value to the per-share dividend paid on each share of common stock underlying awarded stock options. Dividend equivalent rights are earned only if the Company achieves a target stockholder return on an annualized basis over a five-year performance period. Value management awards are based upon and tied to the achievement, over a three-year performance period, of a measure of total stockholder return relative to that of a selected group of peer companies. Grants of stock options, dividend equivalent rights and value management awards under the Stock Incentive Plan are designed to provide long-term incentives for executive officers and senior managers that are directly linked to the enhancement of long-term stockholder value. Stock options and tandem dividend equivalent rights are awarded every year, while value management awards are granted every other year.

The Compensation Committee selects the executive officers to receive stock options, dividend equivalent rights and value management awards, and determines the number of options and value management award units to be granted. The size of the individual option and value management award grants is generally intended to reflect the officer’s position within the Company and his or her performance and contributions to the Company.

CEO Compensation

The Compensation Committee adheres to the same general compensation principles described above to determine Mr. Holley’s compensation as President and Chief Executive Officer. Mr. Holley’s base salary was set at $700,000 for fiscal year 2002, and for fiscal year 2003 his base salary was increased by approximately 2.9% to $720,000. The salary adjustment reflects the Compensation Committee’s assessment of Mr. Holley’s performance and the results of competitive compensation surveys for persons with comparable experience in the forest products industry. For purposes of this review, the Compensation Committee considers the same surveys as are used for all officers described above. For 2002, Mr. Holley’s potential AIP incentive bonus was 130% of his base salary. Mr. Holley was awarded an incentive cash bonus for fiscal 2002 equaling 117% of his base salary, reflecting the Compensation Committee’s assessment of Mr. Holley’s performance with respect to the Company’s financial and strategic goals. The Company exceeded its financial goals including net income and free cash flow targets. Additionally, the Compensation Committee reviewed the Company’s qualitative performance, including the achievement of specified strategic corporate goals.

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

The Internal Revenue Code precludes the Company from taking a deduction for compensation in excess of $1 million for the officers named in the Summary Compensation table. Certain performance-based compensation is specifically exempt from the deduction limit. The Company’s policy is to qualify, to the extent reasonable, the compensation of executive officers for deductibility under the Code.

However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to further the Company’s success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction may be necessary in some circumstances. The Stock Incentive Plan is designed to qualify as a performance-based plan within the meaning of the Code so as to preserve the deductibility of compensation.

William J. Patterson — Chairman

Hamid R. Moghadam and Stephen C. Tobias

COMPANY STOCK PRICE PERFORMANCE

The following graph shows a five-year comparison of cumulative total stockholder returns for the Company, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Paper and Forest Product Stock Index for the five years ending December 31, 2002. The total stockholder return assumes $100 invested at the beginning of the period in the Company’s common stock, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Paper and Forest Product Stock Index. It also assumes reinvestment of all dividends.

Total Stockholder Return for the previous 1 year:

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Plum Creek Timber	–6.81%	4.37%	14.16%	20.64%	–12.07%

S&P Paper and Forest Product Stock Index	1.98%	39.82%	–18.11%	2.40%	–14.44%

S&P 500 Index	28.57%	21.04%	–9.11%	–11.88%	–22.09%

Indexed Total Return: Stock Price Plus Reinvested Dividends

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Plum Creek Timber	$100.00	$93.19	$97.26	$111.03	$133.95	$117.78

S&P Paper and Forest Product Stock Index	$100.00	$101.98	$142.60	$116.77	$119.58	$102.30

S&P 500 Index	$100.00	$128.57	$155.62	$141.44	$124.64	$97.10

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Company Stock Price Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or Graph be incorporated by reference into any future filings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, certain officers of the Company and persons who hold more than 10 percent of the Company’s common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of and transactions in the Company’s securities, and furnish the Company copies of all such reports they file. During 2002, Messrs. Holley,

Covey, Brown, Kraft, Moghadam, Tobias, David Brown, Vice President, David Lambert, Vice President, Brent Stinnett, Vice President, and Ms. Barbara Crowe, Vice President, each filed one Form 4 untimely reporting one acquisition of common stock through a Plum Creek benefit plan. Mr. Lindquist filed one amended Form 4 reporting a correction to a previously filed Form 4, which inadvertently reported an incorrect number of stock options acquired through a Plum Creek benefit plan. Based upon the copies of those reports furnished to the Company, and written representations that no other reports were required to be filed, the Company believes that all other reporting requirements under Section 16(a) for the fiscal year ended December 31, 2002 were met in a timely manner by its executive officers, Board members and greater than 10 percent stockholders.

PROPOSAL 2

Stockholder Proposal

Mr. Bartlett Naylor, 1255 N. Buchanan, Arlington, Virginia 22205, owner of 300 shares of common stock, notified the Company that he intends to present a proposal at the Annual Meeting. Mr. Naylor’s proposal and supporting statement, for which the Company has no responsibility, is set forth below.

Stockholder Statement

Resolved, that shareholders request the company to endorse the CERES principles as part of its commitment to be publicly accountable for its environmental impact.

Plum Creek’s 7.8 million acres makes it the second largest private timberland owner in the nation.

For the next three years, celebration of the historic Lewis & Clark bicentennial will showcase Plum Creek’s stewardship of the vast swath of land our company owns along this trail. Sadly, when reporters and tourists travel in what should be a great national museum, they will find scarred hillsides and development subdivisions, complete with screaming off-road vehicles.

“It is almost inconceivable that Plum Creek could have undertaken this project knowing the bicentennial was ahead,” said Gene Thompson, a forestry technician who oversees trail maintenance for the Lolo National Forest. “That’s what saddens me. This is the first time the trail has had so much attention focused on it.” (Missoulian, Aug. 19, 2001)

Time Magazine, for example, has already devoted a cover story to the centennial, featuring the Lolo Pass. Opined the Missoulian newspaper: “History buffs hoping to glimpse the rigors and splendor Lewis and Clark found in 1805 and 1806 along a trail that served Indians for centuries will also learn a little something about the timber industry. It may be more than the industry wants people to learn.” (Aug. 24, 2001)

Some of the logging may be illegal. Plum Creek is or has been investigated by the federal government for six possible instances of illegally cutting trees and building logging roads in the National Forest in the region of the Lewis & Clark Trail. (http://www.headwatersnews.org/miss.treetheft.html)

And the damage isn’t limited to the Lewis & Clark Trail. Our company has become one of the nation’s largest land-owners. The company now faces similar problems in Maine and the Southeast.

The CERES model can help our management better understand where short-term logging decisions may impair long-term community relations, relations important for the long term viability of our company.

Plum Creek has said it doesn’t need the CERES model, that it subscribes to the Sustainable Forestry Initiative. Critics believe SFI is little more than “greenwashing.” The SFI is administered by the American Forest & Paper Association, a trade group, as opposed to an organization independent of the industry.

Plum Creek has stated that CERES principles are overly general for a company with its complex needs. Presumably, Plum Creek operations are no more complex than Ford, with its diverse operations, or Bank of America, with credit facilities to essentially all types of business, both of whom are CERES members.

Responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness. Adherence to public standards for environmental performance gives a company greater public credibility than standards created by industry alone.

I urge you to vote YES on this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

Company Statement

This is substantially the same proposal submitted by the stockholder proponent at the Company’s annual meeting in 2002. The board of directors maintains its position that the Company’s current environmental policies and practices demonstrate a commitment to responsible resource management, and thus address the concerns articulated in the resubmission of this proposal. You are therefore asked to vote “against” this proposal on your proxy card.

The Company adheres to the philosophy that environmentally sound management practices contribute to the Company’s growth and value by providing greater predictability in the management of its assets. The Company’s practices follow a set of environmental principles aimed at the sound management of its forest resources. Among other areas of concern, these principles, which can be found in their entirety on the Company’s website at www.plumcreek.com, focus on cooperative adjacent land management, air quality protection, wildlife resource conservation and environmental performance audits. The Company also actively participates in habitat conservation planning on its timberlands, with over 2.25 million acres of its properties presently managed under five separate conservation agreements, each of which provides for the protection of numerous species and their habitat.

In addition to these initiatives, the Company subscribes to the Sustainable Forestry Initiative® (SFI) program, which represents an exacting standard of environmental principles, objectives and performance measures developed by professional foresters, conservationists, scientists, landowners and other stakeholders. The program promotes the perpetual growing and harvesting of trees with the conservation of soil, air and water resources, wildlife and fish habitat, and aesthetics, and also takes into consideration the particular needs of organizations engaged in the commercial management of forest resources.

The Company’s board of directors maintains its position that it is not necessary, or in the Company’s and its stockholders’ best interests, to adopt the CERES principles, which can be found in their entirety at www.ceres.org. These principles were reviewed when the sponsoring stockholder initially made the proposal a year ago, and it was concluded then that adopting them would not help better fulfill the Company’s ongoing commitment to environmentally responsible resource management. The board continues to hold that position, and believes that the Company’s current environmental initiatives represent the most specific and focused approach to environmentally responsible resource management for a company like Plum Creek. This approach takes into account the specific business in which Plum Creek engages and the particular environmental issues which affect the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THIS PROPOSAL AND RECOMMENDS THAT YOU VOTE “AGAINST” THE PROPOSAL ON THE ENCLOSED PROXY CARD.

OUTSTANDING CAPITAL STOCK

The common stock of the Company is its only class of voting capital stock. The Company’s common stock is traded on the New York Stock Exchange and the Pacific Exchange. The record date for stockholders entitled to vote at the meeting is the close of business on March 17, 2003. At the close of business on that date, the Company had issued and outstanding 184,974,662 shares of common stock, $.01 par value. The closing price of the Company’s common stock on that date was $21.85.

INDEPENDENT AUDITORS

The Board has selected the accounting firm of Ernst & Young LLP (“Ernst & Young”) to continue to serve as the Company’s independent auditors for the fiscal year ending December 31, 2003. Consistent with the new Audit and Compliance Committee Charter, the Audit and Compliance Committee will select the independent auditors for the fiscal year ending December 31, 2004. A representative of Ernst & Young is expected to attend the Annual Meeting and be available to respond to appropriate questions and have the opportunity to make a statement if he or she desires to do so.

Ernst & Young billed the Company for the following services during the year ended December 31, 2002:

Audit Fees	$372,291
Financial Information Systems Design and Implementation Fees	—
All Other Fees	$587,018

Total Fees	$959,309

In addition, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Company’s former independent public accountant, billed the Company $16,000 for services rendered in connection with its review of the Company’s report on Form 10-Q for the first quarterly period ended March 31, 2002.

Audit services provided by Ernst & Young in fiscal year 2002 included the examination of the Company’s consolidated financial statements for the year ended December 31, 2002 and the review of quarterly and annual filings with the Securities and Exchange Commission. The Audit and Compliance Committee of the Board approved the audit services provided to the Company by Ernst & Young prior to such services being rendered. The “All Other Fees” of $587,018 include fees for tax services of $540,018. The fees for non-auditing services were reviewed by the Audit and Compliance Committee, and it has determined that such services are compatible with Ernst & Young’s independence as auditors of the Company’s financial statements.

On October 6, 2001, six former subsidiaries of Georgia-Pacific Corporation (“Georgia-Pacific”), which collectively held all of the assets and liabilities attributed to Georgia-Pacific’s timber and timberlands business (“The Timber Company”), merged (the “Merger”) with and into Plum Creek, with Plum Creek as the surviving corporation. Immediately prior to the Merger, Plum Creek’s independent public accountant was PricewaterhouseCoopers and The Timber Company’s independent public accountant was Arthur Andersen LLP (“Arthur Andersen”). Because the Merger was accounted for as a reverse acquisition, the historical financial statements of The Timber Company became the historical financial statements of Plum Creek as of October 6, 2001, the effective date of the Merger. As a result, Arthur Andersen became Plum Creek’s independent public accountant for Plum Creek’s financial statements relating to periods prior to October 6, 2001. On October 6, 2001, Arthur Andersen was dismissed and PricewaterhouseCoopers continued to serve as Plum Creek’s independent public accountant. From an accounting perspective, the independent public accountant for the Company’s financial statements changed from Arthur Andersen to PricewaterhouseCoopers. The Audit and Compliance Committee approved this change.

On May 7, 2002, on the recommendation of the Audit and Compliance Committee, the Board of Directors dismissed PricewaterhouseCoopers as Plum Creek’s independent public accountant and engaged Ernst & Young to serve as the Company’s independent public accountant for the fiscal year 2002.

PricewaterhouseCoopers’ report on Plum Creek’s consolidated financial statements for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. Arthur Andersen’s report on Plum Creek’s consolidated financial statements for the year ended December 30, 2000 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2001 and through the subsequent interim period through May 7, 2002, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to PricewaterhouseCoopers’ satisfaction, would have caused it to make reference to the subject matter in connection with its report. During that time, there were no “reportable events” as listed in Item 304(a)(1)(v)(A)-(D) of Regulation S-K.

During the year ended December 30, 2000 and the subsequent interim period to October 6, 2001, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused it to make reference to the subject matter in connection with its report. During that time, there were no “reportable events” as listed in Item 304(a)(1)(v)(A)-(D) of Regulation S-K.

Plum Creek has provided Ernst & Young and PricewaterhouseCoopers with a copy of the foregoing disclosures prior to the filing of this Proxy Statement with the Securities and Exchange Commission. There are no representatives of Arthur Andersen to whom a copy of the disclosures can be provided.

STOCKHOLDER PROPOSALS

The Company anticipates that the next Annual Meeting of stockholders will be held in May of 2004. Any stockholder of record who desires to submit a proposal for inclusion in the proxy materials related to the next Annual Meeting of Stockholders must do so in writing and it must be received at the Company’s principal executive offices on or before December 6, 2003. Any stockholder proposal submitted for inclusion in the Company’s proxy materials must comply with the requirements of Rule 14a-8 under the Exchange Act.

If a stockholder intends to present a proposal at the 2004 Annual Meeting of stockholders that is not included in the Company’s proxy statement, and the stockholder fails to properly notify the Company of such proposal in writing between February 5, 2004 and March 7, 2004, then any such proposal shall be considered untimely. Article II, Section 5 of the Company’s Amended and Restated Bylaws governs submission of matters for presentation at stockholder meetings.

ANNUAL REPORT

This Proxy Statement has been preceded or accompanied by the Annual Report for the fiscal year ended December 31, 2002. Stockholders are referred to such report for financial and other information about the activities of the Company. Except for those pages specifically incorporated in this Proxy Statement, such report is not to be deemed a part of the proxy soliciting material.

FORM 10-K

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (NOT INCLUDING EXHIBITS TO THE FORM 10-K). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO PLUM CREEK TIMBER COMPANY, INC., INVESTOR RELATIONS, 999 THIRD AVENUE, SUITE 2300, SEATTLE, WASHINGTON, 98104-4096.

INCORPORATION BY REFERENCE

According to the provisions of Schedule 14A under the Exchange Act, the following document or portion thereof is incorporated by reference: “Executive Officers of the Registrant” from Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

OTHER MATTERS

In the event that any matter not described herein is properly presented for a stockholder vote at the meeting, or any adjournment thereof, the persons named in the form of proxy will vote in accordance with their best judgment. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for stockholder action at the meeting.

APPENDIX A

PLUM CREEK TIMBER COMPANY, INC.

AUDIT AND COMPLIANCE COMMITTEE CHARTER

PURPOSE

The Audit and Compliance Committee (the “Committee”) is appointed by the Board of Directors of Plum Creek Timber Company, Inc. (the “Company”) to assist the Board in monitoring (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors and (4) the compliance by the Company with legal and regulatory requirements. In addition, the Committee is appointed to annually prepare the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s Annual Meeting Proxy Statement.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage independent counsel and other advisors as the Committee determines necessary or appropriate to carry out its duties.

COMMITTEE MEMBERSHIP

The Committee will be composed of at least three (3) directors appointed by the Company’s Board of Directors. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange (the “NYSE”) and the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules and regulations promulgated by the SEC pursuant to the Act.

Each member of the Committee may serve on up to two (2) other public company audit committees, unless the Board determines that service on a greater number of audit committees would not impair the ability of such member to effectively serve on the Committee. Any such determination must be disclosed in the Company’s Annual Meeting Proxy Statement.

Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board. The Chairperson of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairperson, the members of the Committee, by a majority vote, may designate a Chairperson.

DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

Oversight of the Independent Auditor and the Internal Audit Function

The Committee shall be responsible for, and have sole authority over, the appointment, termination, replacement, compensation and oversight of the independent auditor. The Committee shall pre-approve all audit and non-audit services provided by the independent auditor, and shall not engage the independent auditor to perform any non-audit service prohibited by law or regulation. The Committee may delegate to a single member of the Committee its responsibility to pre-approve such audit and non-audit services, provided that decision of any member to whom this responsibility is delegated shall be presented to the Committee at its next scheduled meeting.

At least annually, the Committee shall obtain and review a report by the independent auditor describing: (1) the independent auditor’s internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five (5) years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (3) to better assess the independent auditor’s independence, all relationships between the independent auditor and the Company.

The Committee’s decision whether to select or replace the independent auditor shall be based upon an evaluation of the independent auditor’s qualifications, performance and independence. In performing this evaluation, the Committee shall review the information in the foregoing annual reports from the independent auditor and the independent auditor’s work throughout the year. This evaluation should also include a review and evaluation of the lead partner of the independent auditor, and take into account the opinions of management and personnel responsible for the Company’s internal audit function.

The Committee shall also set clear hiring policies for employees or former employees of the independent auditor that satisfy the rules of the SEC and the NYSE, as applicable.

In addition, the Committee shall:

•	Review with the Company’s internal audit staff and with the independent auditor the scope of their respective proposed financial audits.

•	Review with the Company’s internal audit staff and with the independent auditor their respective annual financial audit plans, including the degree of coordination of the two plans.

•	Review the results of the financial audit with the independent auditor, as well as discuss the financial statements.

•	Review significant reports to management prepared by the Company’s staff performing internal auditing, and management’s response.

•	Review with the Company’s internal audit staff and the independent auditor the adequacy and effectiveness of the internal financial controls of the Company.

•	Review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assertion.

•	Review with the independent auditor any audit problems or difficulties and management’s response to any such problems.

•	Review (1) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, (2) analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on the financial statements and (3) the effect of regulatory and accounting initiatives on the financial statements of the Company.

Financial Statement and Disclosure Matters

The Committee shall review and discuss with management and the independent auditor the annual audited financial statements, including the Company’s disclosures under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of the Form 10-K). The Committee shall also review and discuss with management and the independent auditor the interim financial statements, including the Company’s disclosures under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in each of the Company’s Quarterly Reports on Form 10-Q. The Committee shall also review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

General Matters

Meetings and Procedures.    The Committee should meet on a regular basis, but shall meet not less frequently than quarterly. Special meetings should be called as circumstances require. In addition, the Committee shall meet separately, periodically, with management, personnel responsible for the internal audit function and the independent auditor, to discuss any issues and concerns warranting the Committee’s attention. A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum. The Committee shall maintain appropriate procedures to insure accurate meeting agendas and minutes are prepared and filed in draft form as soon as practicable, with such meeting minutes presented to the Committee for approval at the next regularly scheduled Committee meeting. Such meeting agendas and minutes shall be filed in the Committee Minute Book upon approval. The Committee shall establish such rules, regulations and procedures as it determines appropriate and reasonably necessary for it to undertake its duties and responsibilities as set forth in this Charter. The Committee may form and delegate authority to subcommittees when appropriate.

Reporting to the Board.    The Committee shall regularly report its activities to the full Board so that the Board is kept informed of its activities on a current basis.

Risk Assessment.    The Committee shall inquire of management, the Company’s staff performing internal auditing and the independent auditor about significant risks or exposures to the Company, assess the steps that the Company’s management has taken to monitor and control such risks or exposures and discuss policies and guidelines to be adopted and implemented accordingly.

Compliance.    The Committee shall provide oversight of the Company’s compliance with legal and regulatory requirements.

Committee Responsibilities and Performance Evaluation.    To ensure that the Committee’s duties are being properly discharged, the Committee shall periodically review with the Company’s legal counsel the legal responsibilities of the Committee members, as well as appropriate actions to be taken, and policies to be adopted, by the Committee. In addition, the Committee shall, in coordination with the Company’s Corporate Governance and Nominating Committee, annually conduct an evaluation of its own performance to determine whether it is functioning effectively.

Audit Committee Charter.    The Committee shall review and reassess the adequacy of this Charter annually.

Complaints.    The Committee shall establish procedures for: (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

LIMITATION OF AUDIT COMMITTEE’S ROLE

In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (1) the integrity of those persons and organizations within and outside the Company from which it receives information, (2) the accuracy of the financial and other information provided to the Committee absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (3) statements made by management or third parties as to any information technology, internal audit and other non-audit services provided by the auditors to the Company. To the extent that one or more members of the Committee are designated in the Company’s periodic filings with the Securities and Exchange Commission as an “audit committee financial expert”, such persons will not be deemed to be an “expert” for any purpose, including for purposes of Section 11 of the Securities Act of 1933, as amended, and such designation does not impose any duties, obligations or liability on such persons that are greater than those imposed on such persons as members of the Committee in the absence of such designation, nor does it affect the duties, obligations or liability of any other member of the Committee or the Board.

MAP TO THE WASHINGTON ATHLETIC CLUB

Reprinted with the permission of the Washington Athletic Club

Driving Instructions		Address

Northbound on Interstate Highway 5		Washington Athletic Club
Take the Seneca Street Exit		1325 Sixth Avenue, Seattle, Washington 98111
Turn right on Sixth Avenue
	•	The Washington Athletic Club is located in Downtown Seattle on Sixth Avenue, between Union Street and University Street
Southbound on Interstate Highway 5
Take the Union Street Exit
From Union Street, turn left on Fifth Avenue
Turn left on University Street	•	Washington Athletic Club Parking is available one block north of the Clubhouse just past Union Street on the left.
Turn left on Sixth Avenue

Westbound on Interstate Highway 90
Merge to Interstate Highway 5 Northbound
Take the Madison Street Exit
Turn left on Madison Street
Turn right on Sixth Avenue

PROXY

This Proxy is Solicited on Behalf of the Board of Directors for

the 2003 Annual Meeting of Stockholders, May 6, 2003.

The undersigned acknowledges receipt of (a) the Notice of 2003 Annual Meeting of the Stockholders of Plum Creek Timber Company, Inc. (the “Company”), (b) the accompanying Proxy Statement, and (c) the Annual Report of the Company for its fiscal year ended December 31, 2002. Rick R. Holley, William R. Brown and James A. Kraft, or any one of them, with power of substitution and revocation, are hereby appointed Proxies of the undersigned to vote all stock of the Company which the undersigned is entitled to vote at the 2003 Annual Meeting of Stockholders to be held at the Washington Athletic Club, located at 1325 Sixth Avenue, Seattle, Washington, on May 6, 2003, or any adjournment thereof, with all powers which the undersigned would possess if personally present, upon such business as may properly come before the meeting or any adjournment thereof.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE ”FOR” PROPOSAL 1 AND SHARES WILL BE SO VOTED UNLESS OTHERWISE DIRECTED.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE ”AGAINST” PROPOSAL 2 AND SHARES WILL BE SO VOTED UNLESS OTHERWISE DIRECTED.

YOU MAY ALSO VOTE VIA TELEPHONE OR INTERNET. SEE INSTRUCTIONS ON REVERSE SIDE.

Address Changes:

CONTINUED AND TO BE SIGNED ON REVERSE

PLUM CREEK TIMBER COMPANY, INC.

999 THIRD AVENUE, SUITE 2300

SEATTLE, WASHINGTON 98104-4096

PLUM CREEK TIMBER COMPANY, INC.

999 THIRD AVENUE, SUITE 2300

SEATTLE, WASHINGTON 98104-4096

[Stockholder Name and Address]

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Plum Creek Timber Company, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

DO NOT RETURN YOU PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

[NUMBER OF SHARES]

[CONTROL NUMBER]

[ACCOUNT NUMBER]

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PLMCRK	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLUM CREEK TIMBER COMPANY, INC.

Proposal 1

1.	ELECTION OF DIRECTORS.

Nominees:	(1) Rick R. Holley (2) Ian B. Davidson (3) Hamid R. Moghadam (4) John H. Scully (5) Stephen C. Tobias	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name and number on the line below.

Proposal 2	For	Against	Abstain

2. STOCKHOLDER PROPOSAL REGARDING ADOPTION OF CERES PRINCIPLES.	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposal 1 and “AGAINST” Proposal 2.

Mark here for address change and note on reverse side.    ☐

In their discretion the Proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment thereof.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN REPRESENTATIVE CAPACITY, SIGN NAME AND TITLE.

[Stockholder Name and Address]

Signature (PLEASE SIGN WITHIN BOX)	Date

Signature (Joint Owners)	Date